Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) dated January 24, 2008 pertaining to the employee benefit plans of Geovic Mining Corporation (an exploration stage company) listed therein of our report dated April 27, 2007, with respect to the consolidated financial statements of Geovic Mining Corporation (an exploration stage company) included in its Registration Statement (Form 10) filed with the Securities and Exchange Commission on May 14, 2007, with amendments previously filed on July 5, 2007, August 14, 2007, August 15, 2007 and September 26, 2007.

Vancouver, Canada, January 24, 2008	/s/ Ernst & Young LLP Chartered Accountants